Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 19, 2021

Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

Ladies and Gentlemen:

We are acting as counsel to PS Business Parks, Inc., a Maryland corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statements on Form S-8 (File Nos. 333-203771, 333-184316, 333-129463 and 333-104604) (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of the following shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued from time to time: (i) up to 130,000 shares of common stock pursuant to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors, (ii) up to 1,444,500 shares of common stock pursuant to the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan, (iii) up to 70,000 shares of common stock pursuant to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors and (iv) up to 1,500,000 shares of common stock pursuant to the PS Business Parks, Inc. 2003 Stock Option and Incentive Plan (collectively, the “Plans”). The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statements following the Company’s change in its domicile from the State of California to the State of Maryland. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statements.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We have also assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s charter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

PS Business Parks, Inc.	- 2 -	May 19, 2021

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Post-Effective Amendment, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statements. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Post-Effective Amendment.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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